CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Platinum Group Metals Ltd. (the “Company”) of our auditor's report dated November 29, 2017 relating to the consolidated statements of financial position of the Company as at August 31, 2017 and August 31, 2016 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended August 31, 2017, 2016 and 2015. Our report appears in the Company's Annual Report on Form 20-F.

Chartered Professional Accountants
Vancouver, British Columbia
August 3, 2018

PricewaterhouseCoopers LLP
PricewaterhouseCoopers, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.